EXHIBIT 4.1

Execution Copy

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER, dated as of March 15, 2012 (this "Amendment"), is among Modine Manufacturing Company, a Wisconsin corporation, any Foreign Subsidiary Borrowers, the Lenders party hereto and JPMorgan Chase Bank, N.A., a national banking association, as Swing Line Lender, as LC Issuer and as Agent.

RECITALS

A.           The Borrower, the Lenders party thereto and the Agent are parties to an Amended and Restated Credit Agreement dated as of August 12, 2010 (as amended or modified from time to time, the "Credit Agreement").  The Borrower desires to amend the Credit Agreement and the Agent and the Lenders are willing to do so in accordance with the terms hereof.

B.            The Borrower has notified the Agent of an inadvertent default under Section 7.11 of the Credit Agreement as a result of the amount of Unfunded Liabilities under the Borrower’s defined benefit plans exceeding the threshold permitted under Section 7.11 of the Credit Agreement.  The Borrower has requested a waiver of this inadvertent default, and the Agent and the Lenders are willing to do so in accordance with the terms hereof.

TERMS

In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.
WAIVER

1.1           The Borrower has informed the Lenders and the Administrative Agent that inadvertent Defaults have occurred under (i) Section 7.11 of the Credit Agreement as a result of the amount of Unfunded Liabilities and (ii) Section 7.6 of the Credit Agreement due to an “Event of Default” under clause (e) of Section 11 of the Senior Note Purchase Agreement as a result of an incorrect representation in the Senior Note Purchase Agreement with respect to the amount of Unfunded Liabilities (the “Existing Defaults”) and under clause (f) of Section 11 of the Senior Note Purchase Agreement as a result of the cross-default to the Credit Agreement.  The Borrower represents that any and all disclosures regarding the funding status of any Plan have consistently and accurately been made in its financial statements in accordance with Agreement Accounting Principles.  The Borrower and the Guarantors have requested that the Lenders and the Administrative Agent waive the Existing Defaults.

1.2           Pursuant to such request, and subject to (a) the accuracy of the representations of the Borrower and the Guarantors hereunder, and (b) the satisfaction of the conditions to the effectiveness of this Agreement specified in Article IV hereof, the Lenders hereby waive the Existing Defaults.  Each of the Borrower and each Guarantor acknowledges and agrees that the waiver contained herein is a limited, specific, and one-time waiver as described above.  Such limited waiver shall not modify or waive any other Default or any other term, covenant or agreement contained in any of the Loan Documents, and shall not be deemed to have prejudiced any present or future right or rights which the Administrative Agent or the Lenders now have or may have under the Credit Agreement or the other Loan Documents and, in addition, shall not entitle the Borrower and the Guarantors (or any of them) to a waiver, amendment, modification or other change to, of or in respect of any provision of any of the Loan Documents in the future in similar or dissimilar circumstances.

ARTICLE 2.
AMENDMENTS

The Credit Agreement shall be amended as follows:

2.1           The following definitions are added to Article I of the Credit Agreement in appropriate alphabetical order:

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) failure to meet the minimum funding standard of Section 412 of the Code with respect to a Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any unfunded liability under Title IV of ERISA with respect to the termination of any Plan; (e) a determination that any Plan is in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention by the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability that is not eliminated by the application of Section 4208(e) or 4209 of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability (as defined in ERISA) that is not eliminated by the application of Section 4208(e) or 4209 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 305 of ERISA; (i) the imposition of liability on Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA, or by reason of the application of Section 4212(c) of ERISA; or (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Plan.

“First Amendment” means the First Amendment to this Agreement dated March 15, 2012.

“First Amendment Effective Date” means the date the First Amendment is effective.

“Permitted Factoring” means a factoring or similar sale of accounts receivable and related rights and property on a non-recourse basis by a Foreign Subsidiary in the ordinary course of business which is not entered into in connection with or as part of a Qualified Receivables Transaction or Supply Chain Finance Program.

“Receivables/Factoring/SCF Indebtedness” means (i) all Receivables Transaction Attributed Indebtedness, (ii) Supply Chain Finance Outstanding Obligations, and (iii) Off-Balance Sheet Liabilities under all Permitted Factoring.

2.2           The following definitions in Article I of the Credit Agreement are restated as follows:

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction that is not a Capitalized Lease or so-called “synthetic lease” transaction, but excluding from this clause (ii) all such Sale and Leaseback Transactions existing as of the Effective Date where the liability is less than $10,000,000 in the aggregate and such Sale and Leaseback Transactions entered into after the Effective Date where the liability is less than $50,000,000 in the aggregate (in each case as determined by aggregating the present value, applying an appropriate discount rate from the date on which each fixed lease payment is due under such lease to such date of determination), (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases, but including without limitation, any factoring of, or similar arrangements with respect to, receivables or similar obligations sold by or pursuant to factoring or similar agreements.  The amount of any Off-Balance Sheet Liability  will be determined based on the amount of obligations outstanding under the legal documents entered into as part of transaction that would be characterized as principal if such transaction were structured as a secured lending transaction.

“Restructuring Charges” means certain cash charges related to any restructuring program of the Borrower and its Subsidiaries subject to the following limitations:

(a) such charges specifically relate to the following categories of expense incurred in connection with any such restructuring: severance and related benefits; contractual salary continuation with respect to terminated employees, retained restructuring consulting; equipment transfer (including shipping and related expense, product validation incurred to validate receiving plant capability, and receiving plant physical modifications required to accept transferred product); employee outplacement; environmental services; and employee insurance and benefits continuation; and

(b) the aggregate amount of all Restructuring Charges shall not exceed (i) $20,000,000 in any Fiscal Year or (ii) $40,000,000 for all times after December 31, 2011.

“Supply Chain Finance Outstanding Obligations” means, at any time, (i) the aggregate amount of all trade receivables that would then be owing to the Borrower and/or its Subsidiaries by sponsors of Supply Chain Finance Programs, if the Borrower and its Subsidiaries were not participating in such Supply Chain Finance Programs, minus (ii) the aggregate amount of all trade receivables then owing to the Borrower and/or its Subsidiaries by such sponsors of Supply Chain Finance Programs, that have not been transferred under such Supply Chain Financing Programs.

“Supply Chain Finance Program” means each supply chain financing or similar program established by customers of the Borrower and its Subsidiaries, pursuant to which the Borrower and its Subsidiaries may sell trade receivables and the rights directly related thereto (or sell negotiable instruments or other rights created to represent the obligations owing pursuant to a trade receivable or enter into any other form of transaction with the intent of improving liquidity with respect to trade receivables) owing by such customer to the Borrower and its Subsidiaries, in the ordinary course of business.

2.3           Section 5.7 is restated as follows:

Section 5.7        Compliance with ERISA.

(a)           The Borrower and each member of the Controlled Group (excluding Foreign Subsidiaries of the Borrower) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC.

(b)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Plan complies in all material respects with all applicable requirements of law and regulations, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

(c)           Neither the Borrower nor any member of the Controlled Group (excluding Foreign Subsidiaries of the Borrower) is or ever has been obligated to contribute to any Multiemployer Plan.

(d)           Each Foreign Subsidiary of the Borrower:  (i) has fulfilled its funding obligations under any and all applicable laws, regulations and similar requirements of governmental authorities with respect to each employee benefit or pension plan; (ii) is in compliance in all material respects with the presently applicable provisions of such laws, regulations and requirements; and (iii) except as disclosed in the financial statements referred to in Section 5.5, has not incurred any material liability, indebtedness or obligation under or in connection with any employee benefit or pension plan.

2.4           Sections 6.1(c) and (g) are restated as follows:

(c)           within 90 days after the close of each of its Fiscal Years and within 45 days after the close of the first three quarterly periods of each of its Fiscal Years, a certificate in the form of Exhibit E attached hereto of an Authorized Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.3, 6.4, 6.5, 6.9, 6.16 and 6.18 on the date of such financial statements and (ii) stating whether any Default or Unmatured Default exists on the date of such certificate and, if any Default or Unmatured Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(g)           promptly after becoming aware thereof, notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000;

2.5           Reference in Section 6.4(f) of the Credit Agreement to “$50,000,000” is deleted and “$100,000,000” is substituted in place thereof.

2.6           Section 6.5(b) is amended by adding the word “such” before the word Investments in the third line of Section 6.5(b).

2.7           Section 6.9(b)(iv) is restated as follows:

(iv)          (A) any transfer of assets pursuant to an Investment permitted under Section 6.5, and (B) any transfer of the ownership of the Capital Stock of any Domestic Subsidiary to the Borrower or to a Domestic Subsidiary that is a Wholly-Owned Subsidiary and any transfer of the ownership of the Capital Stock of any Foreign Subsidiary to the Borrower or to any Subsidiary that is a Wholly-Owned Subsidiary; provided that with respect to any such transfer ownership of Capital Stock, the Borrower shall comply with Section 2.26 hereof and no Default or Unmatured Default exists or would be caused thereby;

2.8           Sections 6.16 and 6.17 are restated as follows:

Section 6.16.          Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)           The Loans and the Reimbursement Obligations.

(b)           Intercompany Indebtedness among the Borrower and its Subsidiaries to the extent permitted under Section 6.5, provided that any such Indebtedness owing by the Borrower or any Guarantor to any Subsidiary (other than a Guarantor) are evidenced by documents satisfactory to the Agent and are subordinated to all Secured Obligations on terms and by agreements satisfactory to the Agent (which terms shall permit scheduled principal and interest payments so long as no Default or Unmatured Default exists at the time of, or would be caused by, any such payment and the Leverage Ratio immediately before and after giving effect to any such payment the Leverage Ratio is 3.0:1.0 or less).

(c)           the Senior Note Debt in aggregate principal amount not to exceed $150,000,000, as reduced from time to time.

(d)           Receivables/Factoring/SCF Indebtedness not to exceed $100,000,000 in aggregate principal amount outstanding at any time, if no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Indebtedness.

(e)            Subordinated Debt, if no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Subordinated Debt.

(f)            Indebtedness assumed in connection with a Permitted Acquisition.

(g)           Indebtedness of Foreign Subsidiaries, provided that (i) the aggregate outstanding amount of all Indebtedness of all Foreign Subsidiaries (excluding any Indebtedness permitted under any other subsection of this Section 6.16, Rate Management Obligations, and Banking Services Obligations) shall not at any time exceed a Dollar Amount of $100,000,000, and (ii) no Default or Unmatured Default exists at the time of, or would be caused by, the incurrence of any such Indebtedness.

Section 6.17      Sale of Accounts.  The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse, except the (a) sale or assignment of accounts for collection purposes in the ordinary course of business, and (b) sale or assignment of trade notes receivable or accounts receivable in connection with any Permitted Factoring, any Qualified Receivables Transactions or any Supply Chain Finance Program to the extent the aggregate amount of Indebtedness thereunder is permitted under Section 6.16.

2.9           Section 7.9 is restated as follows:

Section 7.9    An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $10,000,000 in any Fiscal Year or (ii) $20,000,000 in the aggregate from and after March 31, 2011; or

2.10          Section 7.11 is restated as follows:

Section 7.11 [Intentionally Omitted]; or

2.11          The following is added to the end of the first sentence of Section 10.12 of the Credit Agreement: “(including without limitation the release of any Lien on any Capital Stock or other asset in connection with a transfer permitted under Section 6.9(b)(iv) if the Lien on any such Capital Stock or other asset is no longer required under Section 2.26).

2.12          The last sentence of Section 10.12 of the Credit Agreement is restated as follows: “In addition to the foregoing, the Lenders, the Agent and the Collateral Agent hereby agree that any sale of accounts owed by account debtors shall be deemed to be released from the Liens in favor of the Collateral Agent upon sale of such accounts by a Borrower as part of a Permitted Factoring, Qualified Receivables Transaction or a Supply Chain Finance Program permitted hereunder.

2.13          The Pricing Schedule and Schedule 5.9 attached to the Credit Agreement are replaced with the Pricing Schedule and Schedule 5.9, respectively, attached hereto.  All parties acknowledge that the Exhibits A, B, C, D and E to the Credit Agreement are Exhibits A, B, C, D and E attached hereto.

ARTICLE 3.
REPRESENTATIONS

The Borrower represents and warrants to the Agent and the Lenders that:

3.1           The execution, delivery and performance of this Amendment are within its powers, have been duly authorized by the Borrower and are not in contravention of any requirement of law.  This Amendment is the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with the terms thereof, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

3.2           After giving effect to the amendments herein contained and the amendments to Note Purchase Documents being delivered pursuant to Section 3.2 hereof, the representations and warranties contained in the Credit Agreement and the representations and warranties contained in the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date, and no Default or Unmatured Default exists or has occurred and is continuing on the date hereof.

3.3           A complete and correct copy of the amendment to the Senior Note Purchase Agreement is attached hereto as Schedule 3.3, and such amendment is being executed simultaneously herewith and will be effective on the date hereof.

3.4           Any and all disclosures by the Borrower or any of its Subsidiaries regarding the funding status of any Plan have consistently and accurately been made in the Borrower’s financial statements in accordance with GAAP.

ARTICLE 4.
CONDITIONS PRECEDENT

This Amendment shall be effective as of the date hereof when each of the following has been satisfied:

4.1           This Amendment shall be signed by the Borrower, the Agent and the Lenders.

4.2           The Lenders shall have received an amendment and waiver to the Senior Note Purchase Agreement, and such amendment and waiver shall be executed simultaneously herewith, shall be satisfactory to the Agent and shall automatically become effective simultaneously with this Amendment.

4.3           The Borrower shall have paid all fees required to be paid on the date hereof.

4.4           The Consent and Agreement to this Amendment shall be signed by all parties thereto.

4.5           The Borrowers and the Guarantors shall have executed and delivered such other agreements and instruments and satisfied such other conditions in connection with this Amendment as required by the Agent.

ARTICLE 5.
MISCELLANEOUS.

5.1           References in the Loan Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.  This Agreement is a Loan Document.  Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

5.2           Except as expressly amended hereby, each of the Borrower and each Guarantor agrees that the Loan Documents are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

5.3           Each of the Borrower and each Guarantor represents and warrants that it is not aware of any claims or causes of action against the Agent, any Lender or any of their respective affiliates, successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the Obligations.  Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrower and each Guarantor, on behalf of itself and its Subsidiaries, employees, agents, executors, heirs, successors and assigns (the "Releasing Parties"), hereby releases the Agent, each Lender and their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns (the "Released Parties"), from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to this Agreement, the other Loan Documents, all transactions relating to this Agreement or any of the other Loan Documents or the business relationship among, or any other transactions or dealings among the Releasing Parties or any of them and the Released Parties or any of them.

5.4           Each of the Borrower and each Guarantor acknowledges and agrees that each of the Agent and the Lenders has fully performed all of its obligations under all Loan Documents as of the date hereof, and that all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Loan Documents.  Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Borrower, its Subsidiaries, the Agent and the Lenders.  The Borrowers, its Subsidiaries, the Agent and the Lenders agree that notwithstanding the provisions of this Agreement, each of the Borrowers and its Subsidiaries remain in control of their respective business operations and determine the business plans (including employment, management and operating directions) for its business.

5.5           This Agreement may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and signatures sent by facsimile or electronic mail message shall be enforceable as originals.

IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed, delivered and effective as of the date first above written.

MODINE MANUFACTURING COMPANY

By:	/s/ Michael B. Lucareli

Title:	Vice President, Finance and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as the Agent, as the Swing Line Lender, as the LC Issuer and as a Lender

By:	/JPMorgan Chase Bank, N.A./

Title:

U.S. BANK, N.A., as a Syndication Agent and as a Lender

By:	/U.S. Bank, N.A./

Title:

WELLS FARGO BANK, N.A., as a Syndication Agent and as a Lender

By:	/Wells Fargo Bank, N.A./

Title:

BMO HARRIS BANK N.A., formerly known as M&I Marshall & Ilsley Bank, as a Documentation Agent and as a Lender

By:	/BMO Harris Bank N.A./

Title:

ASSOCIATED BANK, N.A.

By:	/Associated Bank, N.A./

Title:

COMERICA BANK

By:	/Comerica Bank/

Title:

CONSENT AND AGREEMENT

As of the date and year first above written, each of the undersigned hereby fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby, and acknowledges and agrees to all terms and provisions of the above Amendment applicable to it, including without limitation all covenants, representations and warranties, releases, indemnifications, and all other terms and provisions.

MODINE, INC.

By:	/s/William K. Langan

Its:	President

MODINE LLC

By:	/s/ William K. Langan

Its:	President

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level Iv Status	Level V Status
Eurocurrency Rate and Letter of Credit Fees	1.50%	1.75%	2.00%	2.25%	2.50%
Floating Rate	0.50%	0.75%	1.00%	1.25%	1.50%

Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Commitment Fee	0.25%	0.30%	0.35%	0.40%	0.45%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

"Financials" means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

"Level I Status" exists at any date if, as of the last day of the Fiscal Quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.50 to 1.00.

"Level II Status" exists at any date if, as of the last day of the Fiscal Quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.25 to 1.00.

"Level III Status" exists at any date if, as of the last day of the Fiscal Quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I or II Status and (ii) the Leverage Ratio is less than or equal to 2.00 to 1.00.

"Level IV Status" exists at any date if, as of the last day of the Fiscal Quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I, II or III Status and (ii) the Leverage Ratio is less than or equal to 2.75 to 1.00.

"Level V Status" exists at any date if the Borrower has not qualified for Level I, II, III or IV Status.

"Leverage Ratio" shall have the meaning set forth in Article I of the Credit Agreement, provided however, that for the purpose of determining Status, Rate Management Obligations shall be excluded in the calculation of the Borrower’s Consolidated Total Debt.

"Status" means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

1

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower's Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.  The Applicable Margin and Fee Rate shall be set at Level III as of the First Amendment Effective Date and will be adjusted for the first time thereafter based on the Financials for the Fiscal Quarter ending March 31, 2012.

2

SCHEDULE 5.9

SUBSIDIARIES

Subsidiaries of the Company

The table below indicates each of the Company's subsidiaries, each subsidiary's jurisdiction of incorporation, and the percentage of its voting securities owned by the Company or its subsidiaries.

Subsidiaries	State or country of incorporation or organization	% of voting securities	Owned by

Modine, Inc.	Delaware	100%	Company
Modine ECD, Inc.	Pennsylvania	100%	Company
Modine Holding GmbH	Germany	100%	Company
Modine Jackson, Inc.	Delaware	100%	Company
Modine Japan K.K.	Japan	100%	Company
Modine Thermal Systems Korea, LLC	Korea	100%	Company
Modine Manufacturing Company Foundation, Inc.	Wisconsin	100%	Company
Modine Thermal Systems (Changzhou) Company Ltd.	China	100%	Company
Modine Thermal Systems (Shanghai) Company Ltd.	China	100%	Company
Modine Thermal Systems Private Limited	India	99%	Company (1)
Modine UK Dollar Limited	UK	100%	Company
Airedale International Air Conditioning Limited	UK	100%	Modine UK Dollar Limited
Airedale Group Limited	UK	100%	Airedale International Air Conditioning Limited
Airedale Sheet Metal Limited	UK	100%	Airedale International Air Conditioning Limited
Airedale Compact Systems Limited	UK	100%	Airedale International Air Conditioning Limited
AIAC Air Conditioning SA (Pty) Limited	South Africa	100%	Airedale International Air Conditioning Limited
Modine LLC	Delaware	100%	Modine, Inc.
Modine do Brasil Sistemas Termicos Ltda.	Brazil	99.9%	Modine, Inc. (2)
Modine Transferencia de Calor, S.A. de C.V.	Mexico	99.6%	Modine, Inc. (2)
Modine Austria Holding GmbH	Austria	100%	Modine Holding GmbH
Modine Austria Ges.m.b.H.	Austria	100%	Modine Austria Holding GmbH
Modine Austria Immobilien GmbH	Austria	100%	Modine Austria Ges.m.b.H.
Thermacore Korea, Ltd.	Korea	100%	Modine ECD, Inc.
Modine Pliezhausen GmbH	Germany	100%	Modine Holding GmbH
Modine Europe GmbH	Germany	100%	Modine Holding GmbH
Modine RUS Limited Liability Company	Russia	99%	Modine Holding GmbH (3)

1

Modine Grundstucksverwaltungs GmbH	Germany	100%	Modine Holding GmbH
Modine Kirchentellinsfurt GmbH	Germany	100%	Modine Holding GmbH
Modine Wackersdorf GmbH	Germany	100%	Modine Holding GmbH
Modine Neuenkirchen GmbH	Germany	100%	Modine Holding GmbH
Modine Hungaria Gep. Kft.	Hungary	99%	Modine Holding GmbH (3)
Modine Pontevico S.r.l.	Italy	100%	Modine Holding GmbH
Modine Uden B.V.	Netherlands	100%	Modine Holding GmbH

(1) Balance of voting securities held by Modine, Inc.
(2) Balance of voting securities held by the Company
(3) Balance of voting securities held by Modine Europe GmbH

2

Schedule 3.3

See attached copy of the amendment to the Senior Note Purchase Agreement

See attached Exhibits A, B, C, D and E

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, Guaranty and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Modine Manufacturing Company

4.	Agent:	JPMorgan Chase Bank, N.A., as the agent under the Credit Agreement.

5. Credit Agreement: The $145,000,000 Amended and Restated Credit Agreement dated as of August 12, 2010 among Modine Manufacturing Company, any Foreign Subsidiary Borrowers, the Lenders and JPMorgan Chase Bank, N.A., a national banking association, as Swing Line Lender, as LC Issuer and as Administrative Agent.

1 Select as applicable.

6.	Assigned Interest:

Facility Assigned2	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans3
____________	$	$	_______%
____________	$	$	_______%
____________	$	$	_______%

Effective Date: ____________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

2 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Title:

[Consented to:]5

MODINE MANUFACTURING COMPANY

By:
Title:

4 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, LC Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1   Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by the Assignee pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) its payment instructions and notice instructions are as set forth in the Administrative Questionnaire attached hereto, (ii) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.   Payments.    The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

NON-U.S. LENDER TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

EXHIBIT B

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this "Agreement"), dated as of ________  __, 20__, is entered into among _______________, a ___________________ (the "New Foreign Subsidiary Borrower") and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the "Agent") under that certain Amended and Restated Credit Agreement, dated as of August 12, 2010, among Modine Manufacturing Company (the "Borrower"), the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto and the Agent (as the same may be amended, modified, extended or restated from time to time, the "Credit Agreement").  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Foreign Subsidiary Borrower and the Agent, for the benefit of the Lenders, hereby agree as follows:

1.           The New Foreign Subsidiary Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Foreign Subsidiary Borrower will be deemed to be a Foreign Subsidiary Borrower under the Credit Agreement for all purposes of the Credit Agreement and shall have all of the obligations of a Foreign Subsidiary Borrower thereunder as if it had executed the Credit Agreement.  The New Foreign Subsidiary Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, and hereby ratifies and confirms, all of the covenants, agreements, representations, warranties, consents, submissions, appointments, acknowledgments and other terms, conditions and provisions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article 5 of the Credit Agreement, (b) all of the covenants set forth in Article 6 of the Credit Agreement, and (c) all of the terms and provisions applicable to a Borrower.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Foreign Subsidiary Borrower agrees to pay and perform all obligations required of it as a Borrower under the Credit Agreement.

2.           The address of the New Foreign Subsidiary Borrower for purposes of the Credit Agreement is as follows:

Attention:
Facsimile No:

3.           This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail message shall be effective as delivery of a manually executed original counterpart of this Agreement.

B-1

4.           Each of the existing Borrowers hereto acknowledges and agrees that the Credit Agreement is modified to add the New Foreign Subsidiary Borrower and acknowledges and agrees that all Loan Documents are ratified and confirmed, as amended hereby, and shall remain in full force and effect after giving effect to this Joinder Agreement, and that they have no set off, counterclaim, defense or other claim or dispute with respect to any of the foregoing.

5.           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

IN WITNESS WHEREOF, the New Foreign Subsidiary Borrower has caused this Agreement to be duly executed by its authorized officer, and the Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[Foreign Subsidiary Borrower]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Agent

By:
Name:
Title:

MODINE MANUFACTURING COMPANY

By:
Name:
Title:

B-2

EXHIBIT C

NOTE

[Date]

Modine Manufacturing Company, a Wisconsin corporation (the “Borrower”), promises to pay to the order of ____________________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article 2 of the Agreement (as hereinafter defined), in immediately available funds at the place specified pursuant to Article 2 of the Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of August 12, 2010 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender and JPMorgan Chase Bank, N.A., as Agent, LC Issuer and Swing Line Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.

Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

MODINE MANUFACTURING COMPANY

By:
Print Name:
Title

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF __________________,
DATED ______________

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT D

FORM OF OPINION

August 12, 2010

JPMorgan Chase Bank, N.A., as the Agent, the LC Issuer
and Swing Line Lender under the Credit Agreement
described below

The other Lenders party to the
Credit Agreement described below

Ladies and Gentlemen:

We have acted as counsel for Modine Manufacturing Company (the “Borrower”) in connection with the Amended and Restated Credit Agreement dated as of August 12, 2010 (the “Credit Agreement”), among the Borrower, any Foreign Subsidiary Borrowers, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Agent, as LC Issuer and as Swing Line Lender, and providing for Credit Extensions in an aggregate principal amount not exceeding $145,000,000 at any one time outstanding (subject to increase pursuant to the terms of the Credit Agreement).  This opinion is delivered to you pursuant to Section 4.1(a)(v) of the Credit Agreement.  Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Credit Agreement.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, including director resolutions of the Borrower, as well as agreements, documents and other instruments, including the Credit Agreement, and certificates or comparable documents of public officials and of officers and representatives of the Borrower, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.  In our opinion we have made such examination as is necessary to enable us to express an informed opinion as to the matters addressed below.

In rendering this opinion we have, with your permission, relied on the Officer’s Certificate attached hereto as Exhibit A (the “Officer’s Certificate") and the certificates delivered pursuant to Section 4.1(a) of the Credit Agreement as to certain factual matters and assumed, without investigation, verification, or inquiry, that:

(a)           each of the parties to the Credit Agreement, other than the Borrower, is a entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization;

(b)           each of the parties to the Credit Agreement, other than the Borrower, has the necessary right, power, and authority to execute and deliver, and perform its obligations under, the Credit Agreement, and the transactions therein contemplated have been duly authorized by all parties thereto, other than the Borrower;

(c)           the Credit Agreement constitutes the legal, valid, and binding obligations of all parties thereto, other than the Borrower;

(d)           the Credit Agreement has been duly executed, delivered, and accepted by all parties thereto, other than the Borrower;

(e)           there is no oral or written agreement, understanding, course of dealing, or usage of trade that affects the rights and obligations of the parties set forth in the Credit Agreement or that would have an effect on the opinions expressed herein; all material terms and conditions of the relevant transactions are correctly and completely reflected in the Credit Agreement; and there has been no waiver of any of the provisions of the Credit Agreement by conduct of the parties or otherwise; and

(f)           all natural persons who are signatories to the Credit Agreement or the other documents reviewed by us were legally competent at the time of execution; all signatures on behalf of parties on the Credit Agreement and the other documents reviewed by us are genuine; and the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic, and each such document that is a copy conforms to an authentic original;

Based upon the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.             Based solely on a certificate of the Wisconsin Department of Financial Institutions (“WDFI”), the Borrower is a corporation validly existing under the laws of the State of Wisconsin, has filed its most recent required annual report, and has not filed articles of dissolution, with the WDFI.  The Borrower has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and has the corporate power and authority to conduct the activities in which it is now engaged.

2.             The execution and delivery of, and performance by the Borrower of its obligations under, the Credit Agreement do not:  (a) constitute a breach or violation of the organizational documents of the Borrower; (b) result in a violation of any applicable law, statute, or regulation; (c) result in a violation of any judgment, order, writ, injunction, decree, determination, or award of which we have knowledge; (d) constitute an event of default under or result in a breach or violation of any agreement or other instrument of which we have knowledge that (i) evidences or governs a contract for borrowed money in excess of $5,000,000, or (ii) affects or purports to affect the right of the Borrower to borrow money, or (e) to our knowledge, result in the creation or imposition of any Lien in, of or on the Property of the Borrower.

3.             The Credit Agreement has been duly executed and delivered by the Borrower.

4.             The Credit Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.             No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, that has not been obtained or made by the Borrower is required to be obtained or made by the Borrower in connection with the execution and delivery of the Credit Agreement, the borrowings under the Credit Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of the Credit Agreement.

We confirm to you that, to our knowledge, the Borrower is not a party to any litigation or administrative proceeding: (a) that relates to the execution, delivery, or performance of any of the Credit Agreement; or (b) that seeks either an injunction or other equitable relief or damages in an amount that, according to an Officer’s Certificate, would have a Material Adverse Effect.

The foregoing opinions are subject to the following additional assumptions, qualifications and limitations:

A.           Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on the Officer's Certificate and the current conscious awareness of facts or other information of the attorneys currently with our firm who have represented the Borrower in connection with the transactions contemplated by the Credit Agreement.

B.            Our opinion is limited by:

(i)            applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ or secured creditors’ rights and remedies generally;

(ii)           general principles of equity, regardless of whether considered in a proceeding in equity or at law, limitations on the availability of specific performance, injunctive relief, and other equitable remedies, and judicial discretion;

(iii)          the possibility that certain rights, remedies, waivers, and other provisions of the Credit Agreement may not be enforceable; nevertheless, such unenforceability will not render the Credit Agreement invalid as a whole or preclude judicial enforcement of the obligation of the Borrower to repay the principal, together with interest thereon (to the extent not deemed a penalty), as provided in the Credit Agreement; or acceleration of the maturity of Obligations upon a material default in a material provision of the Credit Agreement; and

(iv)          the requirement that the enforcing party act in a commercially reasonable manner and in good faith in exercising its rights under the Credit Agreement.

C.           No opinion may be inferred or implied beyond the matters expressly contained herein.  Without limiting the foregoing, we express no opinion herein as to:  (i) state securities laws or regulations; (ii) antitrust or unfair competition laws or regulations; (iii) zoning, land use or subdivision laws or regulations; (iv) labor, ERISA, or other employee benefit laws or regulations; (v) tax, environmental, racketeering or health and safety laws or regulations; or (vi) local laws, regulations, or ordinances.

D.           We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Credit Agreement to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.  Further, we express no opinion with respect to the waiver of statutory rights or the enforceability of liquidated damage, prepayment or other similar provisions to the extent any such provision may be determined by a court or other tribunal to be in an unreasonable amount, to constitute a penalty or to be contrary to public policy.  Further, we express no opinion relating to the effect of provisions agreeing to the jurisdiction of a court (or waiving objections to jurisdiction), agreeing to venue (or waiving objections to venue) or waiving a jury trial or service of process or providing for the irrevocability of any power of attorney.

This opinion letter is limited to the matters set forth herein.  This opinion is being provided solely for the purposes of complying with the requirements of Section 4.1(a)(v) of the Credit Agreement, and is being rendered solely for the benefit of the addressees hereof.  At your request, we hereby consent to reliance hereon by any future assignee of any Lender’s interest in the Loans pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 12.1 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

The opinions expressed herein are limited to the present internal law of the States of Illinois and Wisconsin and the federal law of the United States.

The opinions expressed herein are given as of the date of this opinion letter and are intended to apply only to the facts and circumstances that exist as of the date hereof.  We assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances occurring after the date hereof that would alter the opinions contained herein.

Very truly yours,

Quarles & Brady LLP

EXHIBIT E

COMPLIANCE CERTIFICATE
For Quarter Ending ____________

To:          The Lenders parties to the
Amended and Restated
Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of August 12, 2010 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Modine Manufacturing Company (the “Borrower”), any Foreign Subidiary Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for the Lenders, as LC Issuer and as Swing Line Lender.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the duly elected ______________ of the Borrower;

2.
I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.
The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below;

4.
Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct;

5.
Schedule II attached hereto sets forth the determination of the interest rates to be paid for Advances, the LC Fee rates and the commitment fee rates commencing on the fifth Business Day following the delivery hereof; and

6.	Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this ______ day of __________________, ______.

Name:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of _________, ____

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower’s Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due